Exhibit 10.39

KEMET CORPORATION

FORM OF LONG-TERM INCENTIVE PLAN

AWARD AGREEMENT

Dated                 , 20

<Employee Name>

Dear <Employee>:

KEMET Corporation (the “Company”) is pleased to advise you that, pursuant to the Company’s 2011 Omnibus Stock and Incentive Plan (the “Plan”), the Company’s Compensation Committee (the “Committee”) has granted to you this award under the FY20    /FY20     Long-Term Incentive Plan (the “LTIP Award”).         percent (   %) of the value of the LTIP Award is provided by a performance-based Performance Award which, if certain performance measures are met and other conditions satisfied, will provide you with a combination of cash and Restricted Stock Units of the Company.  __ percent (   %) of the value of the LTIP Award is provided by a time-based Restricted Stock Unit Award, by which, upon the vesting and settlement of the underlying Restricted Stock Units, you shall be issued Restricted Stock of the Company.  An illustration of your LTIP Award payouts in the event that the Company meets its performance targets is set forth in Annex A.

The LTIP Award is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference).  Certain capitalized terms used herein are defined in the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.

The terms of the LTIP Award may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate; provided that, except as otherwise provided below, no such amendment shall adversely affect in a material manner any of your rights under the LTIP Award without your written consent.

I.  Performance Award

1.  Grant.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to you a Performance Award to provide you with the amount set forth in Section I.2 below upon the occurrence of the Company meeting the performance targets set forth in Annex B attached hereto.

2.  Amount and Timing.  The Performance Award shall be paid as follows:        percent (   %) in the form of performance-based restricted stock units (“PSUs”) and fifty percent (50%) in cash.         percent (   %) of the PSUs (i.e.,    % of the value of the Performance Award) will vest at the end of the performance period and the remaining        percent (   %) of the PSUs will vest

one year following the end of the performance period.  The entire cash award will be paid at the end of the performance period.

Amount of Performance Award:

% of Target	$ <amount>

% of Target	$ <amount>

% of Target	$ <amount>

Date of Grant	, 20

Measurement Date	March 31, 20

3.  Additional Performance Shares.  At any time on or after the date hereof and prior to the Measurement Date, the Committee may, but shall not be required to, substitute Performance Shares (such as additional PSUs) for up to     % of the cash portion of the Performance Award that may be earned hereunder.  Any such determination will be subject to the sole discretion of the Committee, and communicated to you by any manner deemed appropriate by the Committee.  In the event of any such substitution, the Committee shall value any such replacement Performance Shares at a price per share equal to the closing price of the Common Stock for the trading market on                      , 20   , the date of the grant of the Performance Award.  Any such decision by the Committee shall also be subject to the Company having available authorized but unissued Performance Shares to satisfy such Performance Award.

4.  Exercisability/Vesting and Expiration.

(a).  Normal Vesting.  The Performance Award granted hereunder may be exercised only to the extent it has become vested.               percent (    %) of the cash component of the Performance Award, along with        percent (   %) of the PSUs, shall vest on the date of the first quarterly Board meeting following the Measurement Date set forth in Section I.2 above, if and only if the Company has attained the performance goals set forth in Annex B attached hereto.  Subject to attainment of the performance goals, the remaining        percent (   %) of the PSUs will vest one year after the first quarterly Board meeting following the Measurement Date.

(b)  Effect on Vesting and Expiration of Employment Termination.  Notwithstanding paragraph I.4(a) above, if your employment with the Company terminates prior to a component of the Performance Award becoming vested for any reason, you shall not be entitled to any right to receive such component of the Performance Award.  There is no pro-rata vesting of a Performance Award.

(c)  Change in Control.  Notwithstanding the foregoing paragraph I.4(b), if there is a Change in Control prior to the Measurement Date, then the Performance Award shall become vested and payable, but only on a pro-rata basis in an overall amount that takes into account the time of the Change in Control as compared to the Grant Date and the Measurement Date, and only if the Company has attained the performance targets at the time of the Change in Control (determined on the basis of actual results over the time elapsed from the Grant Date).

5.     Payment and Issuance.  Payment of the cash component of the Performance Award and issuance of the PSUs pursuant to the Performance Award will be made following the Company’s final determination of its FY    financial results and the Committee’s approval of Performance Award payouts under the FY   /FY    LTIP.  PSUs will not be exercised for a fraction of a PSU, and components of the Performance Award will be rounded up or down to the nearest whole dollar or whole share, as applicable.  The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of any component of the Performance Award.  Issuance of the PSUs is subject to execution by you and the Company of a Restricted Stock Unit Grant Agreement concerning such PSUs, which shall detail the number of PSUs issued to you and shall include equivalent provisions to those set forth in Sections II.3 — 21 below.

II.  Restricted Stock Unit (RSU) Award and Agreement (time-based vesting).

1.  Grant.  Subject to the terms and conditions set forth herein, the Company hereby grants to you the Restricted Stock Units.  The Restricted Stock Units shall vest and become non-forfeitable in accordance with Section II.2 below.

2.  Amount and Timing.  The Restricted Stock Units shall vest and become non-forfeitable in the amounts and on the dates indicated by the Vesting Dates of Restricted Stock Units set forth below:

Vesting Date	Number of Time-Based RSU’s Vesting
/20	<amount>
/20	<amount>
/20	<amount>
Total Number of Time-Based RSUs Granted	<amount>

You must be employed by the Company as of the date of vesting and must have been continuously employed by the Company from the date of this grant through the vesting date for the Restricted Stock Units to vest.  Notwithstanding the foregoing, if you cease to be an employee of the Company due to Cause (as defined in the Plan), then all of the Restricted Stock (received from vested and settled Restricted Stock Units) not yet sold by you or your permitted transferor shall be forfeited immediately upon such cessation.

3.     Settlement.  No shares of Restricted Stock will be issued before the Restricted Stock Units vest in accordance with Section II(2) above.  Within         (   ) days after the date on which the Restricted Stock Units vest, the Company will issue to you or your legal guardian or representative (if applicable) one share of Restricted Stock for each vested Restricted Stock Unit.  The issuance of shares of Restricted Stock may be in certificated form or in book entry form, in the Company’s sole discretion, in either case without restrictive legend or notation (except to the extent necessary or appropriate under applicable securities laws).  The Restricted Stock Units shall not be settled in cash.

4.     Payment and Withholding of Taxes.

(a)       Participant Election. You are responsible for the payment of all taxes on the LTIP Award.  You may elect to have the Company withhold Restricted Stock acquired upon the vesting and settlement of the Restricted Stock Units to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with vesting and settlement.  Such election must be made on or before the date the amount of tax to be withheld is determined.  Once made, the election shall be irrevocable.  The fair market value of the Restricted Stock to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b)       Company Requirement.  The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of any component of the LTIP Award under this Agreement.  You shall have full responsibility, and, subject to Section II.4(a), the Company shall have no responsibility (except as may be imposed by applicable law), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the Restricted Stock Units, including upon the receipt, vesting or settlement of the Restricted Stock Units.  You should seek your own tax counsel regarding the taxation of the Restricted Stock Units.  Subject to Section II.4(a), the Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of shares of Restricted Stock after settlement of the Restricted Stock Units awarded under this Agreement.

5.     Transfer of Units Award.  Neither this Units Award nor your rights under such award are assignable or transferable except by will or the laws of descent and distribution, or with the Committee’s consent in accordance with Section 12.3 of the Plan.

6.     Restrictions on Sale.  Notwithstanding anything else contained in this Agreement or the Plan, you agree not to sell, transfer, assign or otherwise dispose of any Restricted Stock issued from Unit Awards hereunder, and agree to place the same restrictions on any permitted transferee hereunder, until such time as the Company has determined, in its sole discretion and by written notice to you, that you have attained the targeted minimum ownership interest under Company equity ownership guidelines applicable to you, and only to the extent that such disposition does not cause you to fail to continue to comply with such ownership guidelines, unless the prior sale is approved in advance by the Committee; provided, however, that you may make such sales, otherwise in accordance with applicable law, in order to pay any income tax obligation you incur as a result of the settlement of the Restricted Stock Units hereunder.  Upon written notice from the Company confirming that you are in compliance with the Company’s equity ownership guidelines, subject to Section II.10 below, you may dispose of your Restricted Stock issued from Unit Awards hereunder in excess of targeted minimum ownership requirements if they have vested in accordance with applicable law; provided, that there shall be no such limitation in the event of a Change in Control.

7.     Rights as a Stockholder.  You shall have no voting or other rights as a stockholder of the Company until certificates are issued or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book entry custodian.

8.     Change in Capitalization.  In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 12.2 of the Plan that occurs prior to settlement, appropriate adjustment shall be made to the Restricted Stock Units so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which you would be entitled if you had owned, at the time of such change in capital structure, the shares of Restricted Stock issuable upon settlement of the Restricted Stock Units.

9.     Limitation on Obligations.  Except as provided in Section II.8 above, the Company’s obligation with respect to the Restricted Stock Units is limited solely to the delivery to you of shares of Restricted Stock upon settlement, and in no way shall the Company become obligated to pay cash or other assets in respect of such obligation.  In addition, the Company shall not be liable to you for damages relating to any delay in issuing the shares or share certificates or any loss of the certificates.

10.   Securities Laws and Trading Policy.  Upon the vesting or settlement of any Restricted Stock Units, the Company may require you to make or enter into such written representations, warranties and agreements as the Compensation Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The granting of the Restricted Stock Units shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.  You agree to comply with all applicable requirements of the Company’s Statement of Policy to Directors, Officers and Key Employees Concerning Securities Trading and Disclosure of Confidential Information.

11.     Conformity with Plan.  The grant of Restricted Stock Units is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

12.     Rights of Participants.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its stockholders to terminate your duties as an employee at any time (with or without Cause), nor confer upon you any right to continue as an employee of the Company for any period of time, or to continue your present (or any other) rate of compensation.  Any such termination prior to the vesting of the Restricted Stock Units shall result in the forfeiture of such Restricted Stock Units.

13.     Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

14.             Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

15.             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.             Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

17.             Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.             Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

19.             409A.  Notwithstanding anything in this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with your termination of service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such Termination of Service, and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to you on or within the ____ (__) month period following your termination of service, then the payment of such accelerated Restricted Stock Units will not be made until the date ____ (__) months and one (1) day following the date of your termination of service, unless you die following your termination of service, in which case, the Restricted Stock Units will be paid in Restricted Stock as soon as practicable following your death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Restricted Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time

20.             Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient.  Such notices, demands and other communications shall be sent to you at the address appearing on the signature page to this Agreement and to the Company at KEMET Corporation, 101 NE 3rd Avenue #1700, Fort Lauderdale, FL 33301, Attn: Richard Vosburgh, Senior Vice President and Chief Human Resources Officer, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

21.             Entire Agreement.  This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Restricted Stock Units.

*                                         *                                         *                                         *                                         *

Signature Page to Long-Term Incentive Plan

Award Agreement

To confirm your understanding and acceptance of your rights and obligations, and all other terms, under this Agreement, please sign and date in the space below and scan/email the complete Agreement to Jeremy Sochol, Senior Director, Global Talent and Total Rewards at jeremysochol@kemet.com.

Very truly yours,

KEMET Corporation

By:
Name:	Richard M. Vosburgh
Title:	Sr. Vice President & Chief Human Resources Officer

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of:

<Employee Name>

ANNEX A

ILLUSTRATION OF LTIP AWARD IF KEMET ACHIEVES TARGET LEVEL PERFORMANCE

The illustration below is based on the following inputs:

<Employee Name>

, 20__ Salary in USD and Home Currency (where applicable)	$<amount>
LTIP Percentage at Target	%
Total LTIP Opportunity at Target	$<amount>
KEMET Stock Price at Grant:	$ .

Type of Award	Value of Award at Target		May 20__ (end of performance cycle)	May 20__
Performance Award in USD comprises __% of the eligible LTIP	$ <amount>
Cash in home currency			$<amount>
Number of PSUs			<amount>	<amount>

Time-Based RSU in USD comprises __% of the eligible LTIP	$ <amount>
Vesting Date		/20__	/20__	/20__
Number of RSU’s Vesting		<amount>	<amount>	<amount>

1)             LTIP value is based on Close of KEMET stock price of               , 20__

2)             LTIP target is calculated using USD.

a.              Currencies are converted to USD as of June 30, 20__ currency exchange rate

b.              Cash awards are paid in home currency using the exchange rate applicable for                20__

ANNEX B

FY__/FY__ LTIP PERFORMANCE MEASURES